UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 21, 2021

EYEGATE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36672	98-0443284
(Commission File Number)	(IRS Employer Identification No.)

271 Waverley Oaks Road Suite 108 Waltham, MA	02452
(Address of principal executive offices)	(Zip Code)

(781) 788-9043

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $0.01 par value	EYEG	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information contained in Item 2.01 below relating to the Purchase Agreement (as defined below) is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on July 22, 2021, EyeGate Pharmaceuticals, Inc. (the “Company”) entered into a non-binding term sheet with Bayon Therapeutics, Inc., formerly known as Yellowbrick Bio, LLC (“Bayon”), to acquire all of the outstanding equity interests of Bayon from its stockholders. On October 21, 2021, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) by and among the Company and the Sellers named therein (the “Sellers”). Pursuant to the Purchase Agreement, the Company acquired all of the outstanding equity interests of Bayon, and Bayon became a wholly-owned subsidiary of the Company (the “Acquisition”).

The consideration paid by the Company to the Sellers at closing in connection with the Acquisition, after adjustment as provided in the Purchase Agreement, was comprised of 33,798 shares of the Company’s common stock (the “Closing Shares”). At the closing, the Company paid off indebtedness of Bayon to certain Sellers equal to approximately $57,479 and paid approximately $8,350 in transaction expenses.

In addition to the consideration set forth above, the Sellers are eligible to receive up to $7.1 million in additional payments based on clinical trial and FDA approval milestones for Bayon’s product candidates, as set forth in the Purchase Agreement. In each case, the Company may elect to pay the applicable milestone payment either (i) in cash, or (ii) by issuing shares of common stock, provided that the Company may not issue shares of common stock under the Purchase Agreement that, in the aggregate, exceed 5% of the number of shares of Company common stock outstanding immediately prior to the consummation of the Acquisition unless approval of the Company’s stockholders is obtained. As previously disclosed, Brian M. Strem, Ph.D., the Company’s President and Chief Executive Officer, is a founder of Bayon and, prior to closing of the Acquisition, owned approximately 28% of Bayon’s outstanding shares. Additionally, Eric J. Daniels, MD, MBA, who joined the Company as its Chief Development Officer following the Acquisition as described further in Item 5.02 below, owned approximately 28% of Bayon’s outstanding shares as of immediately prior to the Acquisition. As a result, each of Dr. Strem and Dr. Daniels received a portion of the Closing Shares equal to their respective proportionate ownership in Bayon, and will receive proportionate amounts of milestone payments pursuant to the Purchase Agreement if and when the applicable milestones are achieved.

The foregoing description does not purport to be complete, and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference.

The Purchase Agreement has been included to provide investors with information regarding its terms and is not intended to provide any financial or other factual information about the Company or Bayon. In particular, the representations, warranties and covenants contained in the Purchase Agreement (i) were made only for purposes of that agreement and as of specific dates, (ii) were made solely for the benefit of the parties to the Purchase Agreement, (iii) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Purchase Agreement rather than establishing those matters as facts and (iv) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, investors should not rely on the representations, warranties and covenants contained in the Purchase Agreement as characterizations of the actual state of facts or condition of the Company or Bayon.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 2.01 above relating to the Acquisition is incorporated herein by reference. The issuance of shares of the Company’s common stock pursuant to the Purchase Agreement was not registered, and will not be registered, under the Securities Act, pursuant to an exemption from the registration requirements provided by Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder. The shares of common stock will be “restricted securities” for purposes of Rule 144 and subject to certain requirements before sale, including holding period requirements, unless sold pursuant to an effective registration statement under the Securities Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Development Officer

Effectively as of immediately following the Acquisition on October 21, 2021, the Board of Directors (the “Board”) of the Company appointed Eric J. Daniels, MD, MBA as Chief Development Officer of the Company.

Dr. Daniels, age 49, is a co-founder of Bayon. Dr. Daniels is also a co-founder of Okogen, Inc., a development stage ophthalmic company focused on a novel therapeutic for the treatment of viral infections of the eye, and served as its Chief Operating Officer from 2015 through October 2021. Dr. Daniels served as Chief Executive Officer of OccuRx, a clinical stage biotechnology company targeting microvascular disease for ocular indications, from 2020 through October 2021. Dr. Daniels is a member of the medical advisory board of Bimini, LLC, a holding company with a portfolio of performing medtech assets, and served as its Consulting Chief Medical Officer from 2014 through October 2021. Dr. Daniels previously served as Vice President – Marketing & Sales of Tensys Medical, Inc. from 2012 through 2016, and in roles of increasing responsibility at Cytori Therapeutics from 2001 through 2012. Dr. Daniels received a BS in molecular and cell biology from the University of California Berkeley, an MD from the University of California Los Angeles School of Medicine, and an MBA from the University of California Los Angeles Anderson School of Management.

Employment Agreement

In connection with Dr. Daniels’ appointment as Chief Development Officer, on October 21, 2021, the Company and Bayon Therapeutics Pty Ltd, an Australian proprietary company limited by shares and an indirect wholly-owned subsidiary of the Company, entered into an Employment Agreement (the “Employment Agreement”) with Dr. Daniels. Pursuant to the Agreement, Dr. Daniels will receive an annual base salary of  AUD$492,000 and he is entitled to receive a performance bonus with a target of up to 40% of his annual base salary for the applicable fiscal year.

Pursuant to the Employment Agreement, as of the Effective Date, the Company granted Dr. Daniels an option to purchase up to 50,000 shares of the Company’s common stock (the “Option”). The Option will vest with respect to one-third of the underlying shares on the one-year anniversary of the grant date, and thereafter will vest in equal monthly installments over a two-year period.

If the Company terminates Dr. Daniels’ employment without Cause or he resigns for Good Reason (as such terms are defined in the Employment Agreement), then Dr. Daniels will be eligible to receive (i) continued payment of base salary for 3 months, which period will be extended to 6 months if the termination date is on or after the 18-month anniversary of the Effective Date or if termination occurs following a Change of Control (as such term is defined in the Employment Agreement) of the Company; (ii) a lump-sum cash payment, payable no later than the last installment of his severance, equal to 0.25 multiplied by the maximum performance bonus that he would have been eligible to receive in the year of termination, which multiple will be increased to 0.5 if the termination date is on or after the 18-month anniversary of the Effective Date or if termination occurs following a Change of Control of the Company; and (iii) continued coverage under a private health and dental insurance plan for up to 3 months following termination, which period will be extended to 6 months if the termination date is on or after the 18-month anniversary of the Effective Date or if termination occurs following a Change of Control of the Company.

Additionally, if the Company terminates Dr. Daniels’ employment without Cause or he resigns for Good Reason, then that portion of his then unvested stock options and restricted stock awards that would have otherwise become vested over the 3 month period following such termination shall become fully vested and immediately exercisable on the date of such termination, which period will be extended to 6 months if the termination date is on or after the 18-month anniversary of the Effective Date. In the event that a Change of Control of the Company occurs, all of Dr. Daniels’ unvested stock options and restricted stock awards shall become fully vested and immediately exercisable.

There are no arrangements or understandings between Dr. Daniels and any other person pursuant to which he was appointed to serve as Chief Development Officer of the Company. There are also no family relationships between Dr. Daniels and any director or executive officer of the Company, and except as disclosed above, Dr. Daniels does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On October 26, 2021, the Company issued a press release announcing the completion of the Acquisition and the appointment of Dr. Daniels as Chief Development Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information furnished in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The Company hereby files or furnishes, as applicable, the following exhibits:

2.1*	Stock Purchase Agreement, dated as of October 21, 2021, by and among EyeGate Pharmaceuticals, Inc. and the Sellers listed therein
10.1#	Employment Agreement by and between EyeGate Pharmaceuticals, Inc., Bayon Therapeutics Pty Ltd and Eric J. Daniels, dated as of October 21, 2021
99.1	Press Release of the Company, dated as of October 26, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish to the Securities and Exchange Commission a copy of such schedules and exhibits, or any section thereof, upon request.
#	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Brian M. Strem, Ph.D.
Brian M. Strem, Ph.D.
President and Chief Executive Officer

Date: October 26, 2021